CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes Due 2015	$1,980,600,000	$77,837.58
Floating Rate Senior Notes Due 2010	$2,000,000,000	$78,600.00

PROSPECTUS Dated January 25, 2006 AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT Dated July 24, 2007	Pricing Supplement No. 657 to Registration Statement No. 333-131266 Dated May 9, 2008 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2015
Floating Rate Senior Notes Due 2010

We, Morgan Stanley, are offering the notes described below on a global basis.  We may not redeem the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2015 (the “fixed rate notes”) or the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2010 (the “floating rate notes” and together with the fixed rate notes, the “notes”) prior to the maturities thereof.

The fixed rate notes offered hereby constitute a further issuance of, and will be consolidated with, the $1,500,000,000 aggregate principal amount of Fixed Rate Senior Notes Due 2015 issued by us on April 28, 2008.  The fixed rate notes offered hereby will have the same CUSIP number as the previously issued Fixed Rate Senior Notes Due 2015 and will trade interchangeably with the previously issued Fixed Rate Senior Notes Due 2015 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such Fixed Rate Senior Notes Due 2015 will be $3,500,000,000.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes”.  In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called “Description of Debt Securities —Floating Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Fixed Rate Notes                                          Floating Rate Notes

Principal Amount:	$2,000,000,000	Principal Amount:	$2,000,000,000
Maturity Date:	April 28, 2015	Maturity Date:	May 14, 2010
Settlement Date		Settlement Date
(Original Issue Date):	May 14, 2008	(Original Issue Date):	May 14, 2008
Interest Accrual Date:	April 28, 2008	Interest Accrual Date:	May 14, 2008
Issue Price:	99.03%, plus accrued interest	Issue Price:	100%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Interest Rate:	6.00% per annum	Base Rate:	LIBOR Reuters
	(calculated on a 30/360 day count basis)	Spread (Plus or Minus)	Plus 2.10%
		Index Maturity:	Three months
		Index Currency	U.S. dollars

(continued on the next page)		(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

ABN AMRO	CALYON	CASTLEOAK
COMMERZBANK CORPORATES & MARKETS	DANSKE MARKETS	DEUTSCHE BANK SECURITIES
HVB	MITSUBISHI UFJ SECURITIES	MIZUHO SECURITIES USA INC.
MORGAN KEEGAN	RBC CAPITAL MARKETS	RAMIREZ & CO., INC.
SANTANDER INVESTMENT	SCOTIA CAPITAL	SUNTRUST ROBINSON HUMPHREY
WELLS FARGO SECURITIES

Fixed Rate Notes (continued)                                      Floating Rate Notes (continued)

Interest Payment Dates:	Each April 28 and October 28,	Initial Interest Rate:	Base rate plus 2.10% (to be
	commencing on October 28,		determined by the Calculation
	2008		Agent on the second London
Interest Payment Period:	Semi-annual		banking day prior to the
Business Day:	New York		Original Issue Date)
Minimum Denominations:	$100,000 and integral	Interest Payment Dates:	Each February 14, May 14,
	multiples of $1,000 in excess		August 14 and November 14,
	thereof		commencing August 14, 2008
CUSIP:	61747YCE3	Interest Payment Period:	Quarterly
ISIN:	US61747YCE32	Interest Reset Dates:	Each Interest Payment Date
Other Provisions:	None	Interest Reset Period:	Quarterly
Interest Determination
		Dates:	The second London banking
day prior to each Interest Reset
Date
		Reporting Service:	Reuters (Page LIBOR01)
		Business Day:	New York
		Calculation Agent:	The Bank of New York (as
successor to JPMorgan Chase
Bank, N.A. (formerly known as
JPMorgan Chase Bank))
		Minimum Denominations:	$100,000 and integral
multiples of $1,000 in excess
thereof
		CUSIP:	61746BDD5
		ISIN:	US61746BDD55
		Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On May 9, 2008, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 98.63%, plus accrued interest,  for the fixed rate notes and at a net price of 99.85%, plus accrued interest, if any, for the floating rate notes, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed rate notes equals the stated issue price of 99.03%, plus accrued interest, less a combined management and underwriting commission of 0.40% of the principal amount of the fixed rate notes and the purchase price for the floating rate notes equals the stated issue price of 100%, plus accrued interest, if any, less a combined management and underwriting commission of 0.15% of the principal amount of the floating rate notes.

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Morgan Stanley & Co. Incorporated	$1,680,000,000	$1,680,000,000
ABN AMRO Incorporated	20,000,000	20,000,000
Calyon Securities (USA) Inc.	20,000,000	20,000,000
CastleOak Securities, L.P.	20,000,000	20,000,000
Commerzbank Capital Markets Corp.	20,000,000	20,000,000
Danske Markets Inc.	20,000,000	20,000,000
Deutsche Bank Securities Inc.	20,000,000	20,000,000
HVB Capital Markets, Inc.	20,000,000	20,000,000
Mitsubishi UFJ Securities International plc	20,000,000	20,000,000
Mizuho Securities USA Inc.	20,000,000	20,000,000
Morgan Keegan & Company, Inc.	20,000,000	20,000,000
RBC Capital Markets Corporation	20,000,000	20,000,000
Samuel A. Ramirez & Company, Inc.	20,000,000	20,000,000
Santander Investment Securities Inc.	20,000,000	20,000,000
Scotia Capital (USA) Inc.	20,000,000	20,000,000
SunTrust Capital Markets, Inc.	20,000,000	20,000,000
Wells Fargo Securities, LLC	20,000,000	20,000,000
Total	$2,000,000,000	$2,000,000,000

PS-2

With respect to notes to be offered or sold in the United Kingdom, each manager has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

Each manager has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and other relevant laws and regulations of Japan.

Furthermore, each manager has agreed that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it  intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

United States Federal Income Taxation

The fixed rate notes will be treated as part of the same “issue” as the Fixed Rate Senior Notes Due 2015 issued by us on April 28, 2008 for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, the issue price of the fixed rate notes will be deemed to be 99.876% of the principal amount and the issue date of the fixed rate notes will be deemed to be April 28, 2008.

PS-3